Exhibit 99.1

Kopin Corporation Reports First-Quarter 2013 Financial Results

WESTBOROUGH, Mass.--(BUSINESS WIRE)--May 8, 2013--Kopin Corporation (NASDAQ: KOPN), a leading provider of critical components and licensed concept systems to partners who develop branded wearable computing products, today announced financial results for the first quarter ended March 30, 2013.

“During the first quarter, Kopin continued our investment in forming strategic relationships with top technology companies to solidify our position as a leader in providing the critical components and concept systems that accelerate our partners’ development of branded wearable computing products,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “Our IP portfolio is strong and places us at the forefront of this emerging market. As we transform to a solution- and license-based model, we anticipate producing faster growing, recurring revenue that will drive higher gross margins.”

“As we’ve stated before, 2013 is our investment year to focus and position Kopin to seize the wearable computing wave, which we expect to hit in early 2014. We’re very encouraged by our progress, and expect to make a number of exciting announcements throughout the next 12 months,” continued Dr. Fan.

Recent Highlights

  Kopin acquired the majority share of e-MDT America, Inc., an expert in low-power analog/digital circuit designs. e-MDT America specializes in designing ultra-low-power driver integrated circuits (ICs) and backplanes for many kinds of displays, including reflective liquid crystal on silicon (LCOS) displays.
  Kopin acquired four noise cancellation and speech enhancement issued patents.
  Kopin filed 14 patents in this quarter.
  Kopin and Edmund Optics announced a partnership agreement to distribute the RUBY Module, an SVGA (600 x 800) microdisplay module offered in full-color and monochrome versions.
  Kopin completed the sale of its III-V product line and investment in Kopin Taiwan Corporation (KTC) to IQE Plc., and as a result, Kopin’s cash and equivalents and marketable securities balance increased to approximately $137.5 million at March 30, 2013, compared with approximately $92.5 million in cash and equivalents and marketable securities at year-end 2012. Kopin continues to have no debt.

“The investments in e-MDT and the speech enhancement patents align with our strategy to be a leading solutions provider in all of the key core areas in wearable computing and enhance our technology capability in designing new smaller and lower power chip sets for wearable computing systems. The partnership with Edmund Optics strengthens the global reach of our solutions for low power displays and electronics,” Dr. Fan said.

First Quarter Results

  Total revenues for the first quarter ended March 30, 2013, were approximately $6.3 million, compared with approximately $10.9 million for the first quarter of 2012, primarily reflecting a decline in sales of display products for military applications.
  Research and development expenses for the first quarter were approximately $4.2 million, compared with approximately $3.0 million, reflecting an increase in investments in both display and wearable computing technologies.
  Selling, general and administrative expenses were approximately $5.7 million in the first quarter of 2013, compared with approximately $4.2 million of expenses in the year earlier, reflecting increases in non-cash stock compensation expense of approximately $0.5 million, professional fees associated with the sale of the III-V product line of approximately $0.3 million and approximately $0.2 million of patent amortization.
  Net income for the first quarter of 2013 was approximately $21.6 million, or $0.34 per share, compared with a net loss of $2.6 million, or $0.04 per share, for the same period of 2012. Net income for the 2013 period reflected the Company’s January 2013 sale of its III-V assets to IQE Plc.

Business Outlook

“There continues to be growing strong interest in wearable computing. Notable players in the technology space have brought attention to the emerging trend of wearable technology. As the market expands, Kopin’s ability to provide critical components and license concept systems in the key technology areas positions us well to partner with companies developing branded wearable computing products by reducing their time to market,” Dr. Fan added.

Kopin continues to expect full-year 2013 revenue in the range of $18 million to $22 million. In light of the Company’s expectation that it will incur significant operating expenses to advance its critical components and license concept systems for wearable computing products, Kopin currently expects a consolidated net loss in the range of $19 million to $23 million for 2013, excluding the gain on the sale of the III-V product line and investment in KTC and write-downs of investments. The Company has provided estimated 2013 revenue and net loss ranges in order for the investor to understand the impact of both the sale of its III-V product line and expected changes in its remaining business in 2013 compared with 2012. However, Kopin believes it has a great opportunity to position itself in the growing wearable cloud computing market. With its strong financial position, the Company's primary focus in 2013 is on developing technology and products and establishing relationships and not necessarily on achieving revenue, net loss or any other particular financial metric. Accordingly, the Company's 2013 net losses may exceed its current estimates.

Financial Results Conference Call

In conjunction with its first-quarter 2013 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 709-8155 (U.S. and Canada) or (201) 689-8881 (International). The call also will be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leader in providing critical components and licensed concept systems to partners who develop branded wearable computing products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, software, low-power ASICs, and ergonomically designed headset computing systems. Kopin's proprietary components and technology are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin and Golden-i are trademarks of Kopin Corporation

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: Our belief that our IP portfolio is strong and places us at the forefront of this emerging market; as we transform to a solution- and license-based model, we anticipate producing faster growing, recurring revenue that will drive higher gross margins; our expectation that the wearable computing wave will hit in early 2014; our belief that Kopin’s ability to provide critical components and license concept systems in the key technology areas positions us well to partner with companies developing branded wearable computing products; and the Company’s 2013 guidance. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s 2013 financial expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Company’s products; there may not be a market for body-worn voice and gesture controlled cloud computing devices; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; costs to produce the Company’s products might increase significantly, or yields could decline; military programs or funding for military programs involving Kopin’s products might be delayed or cancelled; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investments or charges related to its investments in other companies, including FDD, KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2012, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended

	March 30, 2013	March 31, 2012
Display Revenues by Category (in millions)
Military Applications	$2.6	$7.6
Consumer Electronics Applications	3.0	2.8
Research and Development	0.7	0.5
Total	$6.3	$10.9

Stock-Based Compensation Expense
Continuing Operations
Cost of product revenues	$54,000	$87,000
Research and development	53,000	65,000
Selling, general and administrative	1,399,000	868,000
	$1,506,000	$1,020,000
Discontinued Operations
Cost of product revenues	$-	$43,000
Research and development	-	21,000
Selling, general and administrative	-	-
	-	64,000
Total	$1,506,000	$1,084,000

Other Financial Information
Depreciation and amortization
Continuing operations	$1,095,202	$1,121,127
Discontinued operations	-	1,405,791
Total Depreciation and amortization	$1,095,202	$2,526,918

Capital expenditures	$-	$1,776,000
Treasury stock purchases	$-	$1,272,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 30, 2013	March 31, 2012
Revenues:
Product revenues	$5,568,023	$10,403,226
Research and development revenues	751,061	462,804
	6,319,084	10,866,030
Expenses:
Cost of product revenues	5,964,409	7,148,508
Research and development	4,247,556	3,002,215
Selling, general and administrative	5,749,113	4,209,389
	15,961,078	14,360,112

Loss from operations	(9,641,994)	(3,494,082)

Other (expense) income, net	(2,131,416)	1,035,586

Loss before benefit (provision) for income taxes, equity loss in unconsolidated affiliate and net loss (income) from noncontrolling interest	(11,773,410)	(2,458,496)

Benefit (provision) for income taxes	13,040,000	(97,400)

Income (loss) before equity loss in unconsolidated affiliate and net loss (income) from noncontrolling interest	1,266,590	(2,555,896)

Equity loss in unconsolidated affiliate	(99,088)	(156,295)

Income (loss) from continuing operations	1,167,502	(2,712,191)
Income from discontinued operations, net of tax	20,196,888	245,700
Net income (loss)	21,364,390	(2,466,491)

Net loss (income) attributable to noncontrolling interest	269,419	(111,236)

Net income (loss)	$21,633,809	$(2,577,727)

Net income (loss) per share:
Basic
Continuing operations	$0.02	$(0.04)
Discontinued operations	0.32	0.00
Net income (loss) per share	$0.34	$(0.04)
Diluted
Continuing operations	$0.02	$(0.04)
Discontinued operations	0.32	0.00
Net income (loss) per share	$0.34	$(0.04)

Weighted average number of common shares outstanding:
Basic	63,935,508	64,225,456
Diluted	63,935,508	64,225,456

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 30, 2013	December 29, 2012
ASSETS
Current assets:
Cash and marketable securities	$137,464,653	$92,485,349
Accounts receivable, net	3,450,939	5,517,365
Inventory	4,757,286	5,789,753
Prepaid and other current assets	1,001,338	1,600,873
Current assets held for sale	-	21,573,729
Total current assets	146,674,216	126,967,069

Equipment and improvements, net	6,948,694	8,486,406
Other assets	26,970,270	11,609,595
Noncurrent assets held for sale	-	29,145,732

Total assets	$180,593,180	$176,208,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,106,207	$5,121,324
Accrued expenses	6,712,262	6,731,822
Billings in excess of revenue earned	1,064,919	1,220,395
Current liabilities held for sale	-	7,102,895
Total current liabilities	10,883,388	20,176,436

Lease commitments	303,998	322,477
Noncurrent liabilities held for sale	-	623,979

Total Kopin Corporation stockholders' equity	169,041,363	148,733,680
Noncontrolling interest	364,431	6,352,230
Total stockholders' equity	169,405,794	155,085,910
Total liabilities and stockholders' equity	$180,593,180	$176,208,802

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
KOPN@investorrelations.com